UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2010

SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29637	77-0432030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1740 Technology Drive, Suite 460

San Jose, CA 95110

(408) 570-9700

(Addresses, including zip code, and telephone numbers,

including area code, of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 22, 2010, Selectica, Inc. (the “Company”) announced that its Board of Directors (the “Board”) has determined that share purchases, above the ownership limitations specified in the Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent, dated January 2, 2009, as amended (the “Rights Agreement”), may not jeopardize the value of the Company’s net operating loss carry forwards. As a result, the Company’s Board of Directors will consider granting limited exemptions under the Rights Agreement to stockholders that wish to purchase shares in excess of the Rights Agreement’s limitations. Stockholders that wish to purchase such additional shares should submit an indication of interest to the Company. Instructions for submitting an indication of interest can be found at www.selectica.com/indication-of-interest. Indications of interest are due no later than April 5, 2010.

Upon receipt of indications of interest, the Company’s Board, and a committee of the Board, will determine, in the exercise of their business judgment, whether and on what terms to grant limited exemptions under the Rights Agreement, which would allow stockholders to purchase shares in excess of limits established in the Rights Agreement. The Company reserves the right to modify or cancel the proposed grant of exemptions at any time. If an exemption is granted, stockholders will be permitted to purchase a number of shares determined by the Board; such purchases would be made in the open market at the then current market price of the Company’s stock. There can be no assurance that any stockholders will submit indications of interest, be granted an exemption to purchase above Rights Agreement limits or if granted an exemption, purchase additional shares of stock. The Company also makes no recommendation as to whether stockholders should submit an indication of interest, or if granted an exemption, purchase additional shares.

On March 22, 2010, the Company issued a press release announcing the process for submitting indications of interest. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

Exhibit 99.1	Press Release of Selectica, Inc., dated March 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTICA, INC.

DATE: March 23, 2010	By:	/s/ TODD SPARTZ
Todd Spartz
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

Exhibit 99.1	Press Release of Selectica, Inc., dated March 22, 2010